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                                                                     EXHIBIT 4.2

                       SANTA FE INTERNATIONAL CORPORATION

                          2001 LONG-TERM INCENTIVE PLAN


                     SECTION 1. GENERAL PROVISIONS RELATING
                    TO PLAN GOVERNANCE, COVERAGE AND BENEFITS

         1.1 PURPOSE. The purpose of the Santa Fe International Corporation 2001 Long-Term Incentive Plan (the "PLAN") is to foster and promote the long-term financial success of Santa Fe International Corporation (the "COMPANY") and materially increase the value of the equity interests in the Company by: (a) encouraging the long-term commitment of selected Employees and Non-Employee Directors (defined in Section 1.2 below), (b) motivating superior performance of Employees and Non-Employee Directors by means of long-term performance related incentives, (c) encouraging and providing Employees and Non-Employee Directors with a formal program for obtaining an ownership interest in the Company, (d) attracting and retaining outstanding Employees and Non- Employee Directors by providing incentive compensation opportunities competitive with other major companies and (e) enabling participation by Employees and Non-Employee Directors in the long-term growth and financial success of the Company. The Plan provides for payment of various forms of incentive compensation and, accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. This Plan is effective upon approval by the shareholders of the Company (the "EFFECTIVE TIME").

         1.2 DEFINITIONS. The following terms shall have the meanings set forth below:

               (a) AWARD AGREEMENT. The written agreement entered into between the Company and the Grantee pursuant to which an Incentive Award shall be made under the Plan.

               (b) BOARD. The Board of Directors of the Company or its designee, who will have overall responsibility for administering all aspects of the Plan.

               (c) CODE. The Internal Revenue Code of 1986, as amended.

               (d) COMMITTEE. The Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan, each member of which shall comply with the requirements of Rule 16b-3 of the Exchange Act and, shall be "outside directors" within the meaning of Section 162(m) of the Code. The Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. In the absence of a Committee, reference thereto shall be to the Board.

               (e) COMMON STOCK. The Company's Ordinary Shares par value $0.01 per share (or, if issued, common stock), which the Company is authorized to issue or may in the future be authorized to issue.

               (f) COMPANY. Santa Fe International Corporation and any successor corporation.

               (g) DISABILITY. Any complete and permanent disability as defined in Section 22(e)(3) of the Code and determined in accordance with the procedures set forth in the regulations, thereunder.

               (h) EMPLOYEE. Any common-law employee of the Company or any Parent or Subsidiary, who, in the opinion of the Committee, is one of a select group of executive officers, other officers or other key management personnel of the Company or any Parent or Subsidiary.

               (i) EMPLOYER. The Company or any Parent or Subsidiary which employs an Employee.

               (j) EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

               (k) FAIR MARKET VALUE. The closing sales price of the Common Stock on the composite tape, as published in the Wall Street Journal, of the principal national securities exchange on which the Common Stock is listed or admitted to trade, on the relevant date for valuation, or, if there is no trading of the Common Stock



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on such date, then the closing price of the Common Stock as quoted on such composite tape on the next preceding date on which there was trading in such shares. If the shares of Common Stock are not listed on a national securities exchange, the Fair Market Value of the Stock shall be established by the Committee or as reported by such other referenced market as the Committee may designate, at such time for purposes of this Plan.

               (l) GRANTEE. Any Employee or Non-Employee Director who in the opinion of the Committee performs significant services for the benefit of the Company and who is granted an Incentive Award under the Plan.

               (m) INCENTIVE AWARD. Any incentive award, individually or collectively, as the case may be, including any Option, Tandem SAR, Stand-alone SAR, Restricted Stock Award, Restricted Stock Unit, Performance Unit, Performance Share, or Stock Bonus, granted to an Employee or Non-Employee Director under the Plan. Notwithstanding the common use of the term Grantee, Non-Employee Directors shall be eligible to receive only those types of Incentive Awards indicated in Section 5.

               (n) INCENTIVE STOCK OPTION. A stock option which is intended to qualify as an Incentive Stock Option under Section 422 of the Code and which shall be granted by the Committee to an Employee under the Plan.

               (o) INTERCOMPANY AGREEMENT. The Intercompany Agreement dated as of June 9, 1997 by and between the Company, SFIC Holdings (Cayman), Inc. and the Kuwait Petroleum Corporation, as it may be amended from time to time.

               (p) NON-EMPLOYEE DIRECTOR. Any member of the Board who is not an employee of the Company or any Parent or Subsidiary.

               (q) NON-QUALIFIED STOCK OPTION. A stock option granted by the Committee to a Grantee under the Plan, which shall not qualify as an Incentive Stock Option.

               (r) OPTION. A Non-Qualified Stock Option or Incentive Stock Option granted under the Plan.

               (s) PARENT. Any corporation (whether now or hereafter existing) which constitutes a "parent" of the Company, as defined in Section 424(e) of the Code, and, except with respect to Incentive Stock Options, any other entity that beneficially owns an equity interest in the Company representing at least 50% of the Company's outstanding voting securities.

               (t) PERFORMANCE PERIOD. A period of time determined by the Committee over which performance is measured for the purpose of determining a Grantee's right to and the payment value of any Performance Units or Performance Shares.

               (u) PERFORMANCE SHARE OR PERFORMANCE UNIT. An Incentive Award representing a contingent right to receive cash or shares of Common Stock (which may be Restricted Stock) at the end of a Performance Period and which, in the case of Performance Shares, is denominated in Common Stock, and, in the case of Performance Units, is denominated in cash values.

               (v) PLAN. Santa Fe International Corporation 2001 Long-Term Incentive Plan, as hereinafter amended from time to time.

               (w) RESTRICTED STOCK. Shares of Common Stock issued or transferred to a Grantee subject to the restrictions set forth in Section 3.3 hereof.

               (x) RESTRICTED STOCK AWARD. An authorization by the Committee to issue or transfer Restricted Stock to a Grantee.

               (y) RESTRICTED STOCK UNIT. A bookkeeping entry which serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment, in Common Stock or cash, of an Incentive Award, including a deferred right or benefit under the Plan granted to a Grantee under
Section 3 of the Plan.


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               (z) RESTRICTION PERIOD. The period of time determined by the
Committee during which Restricted Stock and Restricted Stock Units are subject to the restrictions under the Plan.

               (aa) STOCK APPRECIATION RIGHT OR SAR. A right authorized under the Plan to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, the aggregate value or amount of which is determined by reference to a change in the fair market value of the Common Stock.

               (bb) STOCK BONUS. An award of shares of Common Stock granted under the Plan for no consideration other than past services and without restriction other than such transfer or other restrictions as the Committee may deem advisable to assure compliance with law.

               (cc) SUBSIDIARY. Any corporation (whether now or hereafter existing) which constitutes a "subsidiary" of the Company, as defined in Section 424(f) of the Code.

               (dd) TANDEM SAR. A stock appreciation right described in Section 2.4.

         1.3 ADMINISTRATION.

               (a) COMMITTEE POWERS. The Plan shall be administered by the Committee which shall have full power and authority to:

                  (i) designate Grantees and determine the Incentive Awards to be granted to Grantees;

                  (ii) subject to Section 1.4 of the Plan, determine the Common Stock (or securities convertible into or exchangeable for Common Stock) to be covered by Incentive Awards and in connection therewith, to reserve shares of Common Stock as needed in order to cover grants of Incentive Awards;

                  (iii) grant Incentive Awards to Grantees, determine the price at which securities will be offered or awarded to any such persons, and determine the other specific terms and conditions of any such Incentive Award consistent with the express limits of the Plan, including but not limited to, establishing the installments (if any) in which such Incentive Awards shall become exercisable or vest and the events of termination or reversion of such Incentive Awards, and providing supplemental cash payments to Grantees in connection with the exercise of their Incentive Awards;

                  (iv) determine whether, to what extent, and under what circumstances Incentive Awards may be settled or exercised in cash, Common Stock, other securities, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Incentive Awards may be settled, exercised, canceled, substituted, forfeited or suspended, subject to any required consent under Sections
         7.1 and 7.11;

                  (v) accelerate or extend the exercisability or extend the term of any or all of such outstanding Incentive Awards within the maximum term of Incentive Awards;

                  (vi) interpret and administer the Plan and any instrument or agreement relating to, or Incentive Award made under, the Plan;

                  (vii) to approve the forms of Award Agreements (which need not be identical either as to type of Incentive Award or among Grantees);

                  (viii) establish, amend, suspend or waive such rules and guidelines relating to the Plan as the Committee shall deem necessary or appropriate for administration of the Plan;

                  (ix) delegate such duties and powers, both ministerial and discretionary, with respect to the interpretation or administration of the Plan as it deems appropriate to officers and employees of the Company; provided, however, that the Committee shall retain the exclusive authority to determine both the grant of Incentive Awards under the Plan and the terms and conditions of such Incentive Awards, and excepting further that any dispute arising from any such interpretation or administration shall be determined by the Committee in its sole and absolute discretion; and



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                  (x) make any other determination and take any other action that it deems necessary or desirable for such administration.

               No member of the Committee shall vote or act upon any matter relating solely to himself. All designations, determinations, interpretations and other decisions with respect to the Plan or any Incentive Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all persons, including the Company or any Parent or Subsidiary, any Grantee, any Non-Employee Director, any holder or beneficiary of any Incentive Award, any owner of an equity interest in the Company and any Employee.

               (b) NO LIABILITY. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Incentive Award under this Plan, and to the fullest extent permitted by the Company's Articles of Association, the Company shall indemnify each member of the Committee.

               (c) MEETINGS. The Committee shall designate a chairman from among its members, who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members.

         1.4 SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

               (a) COMMON STOCK ISSUED OR TRANSFERRED. Subject to adjustment under Section 6.5 of the Plan, the aggregate number of additional shares of Common Stock which may be issued or transferred pursuant to Incentive Awards under the Plan shall not exceed the sum of: (i) 6,686,085 shares; plus (ii) any shares of Common Stock which as of the Effective Time are available or thereafter become available for issuance under the Company's 1997 Long-Term Incentive Plan and its 1997 Non-Employee Director Stock Option Plan (collectively, the "Prior Plans") and which are not thereafter issued thereunder. For purposes of the Plan, (x) any shares of Common Stock which are forfeited back to the Company under the Plan or the Prior Plans, (y) any shares which have been exchanged by a Grantee as full or partial payment to the Company in connection with any award under the Plan or the Prior Plans, and (z) any shares exchanged by a Grantee or withheld by the Company to satisfy the tax withholding obligations related to an award under the Plan or the Prior Plans, shall be available for issuance under the Plan in subsequent periods, and shall not count against the limit in the prior sentence. To the extent, however, that the number of shares issued or transferred pursuant to an Incentive Award would exceed the sum of (i) and (ii) in the first sentence of the paragraph as a result of shares exchanged or withheld under clauses (y) and (z) of the second sentence above, any such issue or transfer shall be subject to such prior consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

               (b) SHARES NOT COUNTED AGAINST SHARE LIMIT. If an Incentive Award is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall not be counted against the shares available for issuance under the Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding Incentive Awards shall not be counted against the shares available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons who become employed by the Company (or a subsidiary or affiliate) in connection with a business or asset acquisition or similar transaction) shall not be counted against the shares available for issuance under the Plan. Notwithstanding the preceding sentence, to the extent that the number of shares issued or transferred pursuant to an Incentive Award would exceed the sum of (i) and (ii) in the first sentence of clause (a) above as a result of any such issuance or grant pursuant to the preceding sentence of this paragraph, any such issue or transfer shall be subject to such prior consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association.

               (c) INCENTIVE AWARD ADJUSTMENTS/OPTION REPRICING/WAIVER OF RESTRICTIONS.

                  (i) Subject to Sections 1.4(a), 6.5, 7.1 and 7.11 and the specific limitations on Incentive Awards contained in this Plan, the Committee from time to time may authorize, generally or in specific cases



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         only, for the benefit of any Grantee, any adjustment in the exercise or purchase price, the vesting schedule, the number of shares subject to, the restrictions upon or the term of, an Incentive Award or any other terms of other Incentive Awards. Such an adjustment shall be made by cancellation of an outstanding Incentive Award and a subsequent regranting of an Incentive Award, by amendment, by substitution of an outstanding Incentive Award, by waiver or by other legally valid means. If such action is effected by amendment, the effective date of such amendment shall be the date of the original grant.

                  (ii) Notwithstanding clause (i) above, the Board shall not authorize a repricing of Options or the cancellation and regrant of an Option under clause (2) above without prior approval by the shareholders.

               1.5 PARTICIPATION.

               (a) INCENTIVE AWARDS. The Committee shall from time to time designate those Employees or Non-Employee Directors, if any, to be granted Incentive Awards under the Plan, the type of awards granted, the number of shares, options, rights or units, as the case may be, which shall be granted to each such Employee or Non-Employee Director and any other terms or conditions relating to the awards as it may deem appropriate, consistent with the provisions of the Plan. An Employee or Non-Employee Director who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time.

               (b) NON-EMPLOYEE DIRECTOR INCENTIVE AWARDS. Only those Incentive Awards authorized under Section 5 of the Plan shall be made to Non-Employee Directors.

         1.6 INCENTIVE AWARDS.

               (a) FORM OF INCENTIVE AWARDS. The forms of Incentive Awards under this Plan are Stock Options, Tandem SARs and Stand-alone SARs as described in
Section 2, Restricted Stock and Restricted Stock Units as described in Section 3, and Performance-Based Awards and Bonus Stock Grants as described in Section
4. Non-Employee Director Incentive Awards are described in Section 5.

               (b) SHARE LIMITS. Other than shares of Common Stock issuable under Options pursuant to Section 2.1, the total number of shares of Common Stock issuable under Incentive Awards shall not exceed 2,000,000 shares. The maximum number of shares that may be issued under Incentive Stock Options shall not exceed 6,686,085 shares.


         1.7 MAXIMUM INDIVIDUAL GRANTS.

               (a) INCENTIVE AWARDS. Subject to adjustment in Section 6.5, no Employee who is a Grantee may receive, during any three consecutive calendar year period, Incentive Awards covering an aggregate of more than seven hundred fifty thousand (750,000) shares of Common Stock and the maximum amount that may be paid to any Employee who is a Grantee in any three consecutive calendar year period pursuant to Performance-Based Awards under Section 4.1 shall not exceed $5,000,000.

                        SECTION 2. STOCK OPTIONS AND SARS

         2.1 GRANT OF OPTIONS. The Committee is authorized to grant Options (Non-Qualified Stock Options or Incentive Stock Options) to Grantees in accordance with the terms and conditions of this Plan and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

         2.2 OPTION TERMS.

               (a) EXERCISE PRICE. The exercise price per share of Common Stock under each Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value per share of such stock on the date the Option is granted, as determined by the Committee (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder (which shall mean an Employee who, at the time of the grant owns Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Parent or a Subsidiary)).



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               (b) TERM. The Committee shall fix the term of each Option which shall be not more than ten years from the date of grant. In the event no term is fixed, such term shall be ten years from the date of grant. The term shall be five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder.

               (c) EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee may accelerate the exercisability of any Option or any portion thereof at any time. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide that all or part of the Common Stock received by a Grantee upon the exercise of a Non-Qualified Stock Option shall be Restricted Stock subject to any or all of the restrictions or conditions set forth in Section 3.2.

         2.3 OPTION EXERCISES.

               (a) METHOD OF EXERCISE. To purchase shares under any Option granted under the Plan, Grantees must give notice in writing to the Company or its designee of their intention to purchase and specify the number of shares of Common Stock as to which they intend to exercise their Option. Upon the date or dates specified for the completion of the purchase of the shares, the purchase price will be payable in full. The purchase price may be paid in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price for Common Stock may be paid by the assignment and delivery to the Company of shares of Common Stock owned by the Grantee or a combination of cash and such shares equal in value to the exercise price; provided, however, that any such shares used in payment that were previously acquired by the Grantee from the Company upon exercise of an Option or otherwise shall have been owned by the Grantee at least six months prior to the date of exercise. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at the Fair Market Value on the exercise date. Shares of Restricted Stock granted under the Plan shall not be available for payment of the purchase price until the restrictions on such shares lapse. In addition, at the request of the Grantee and to the extent permitted by applicable law, the Company in its discretion may selectively approve "cashless exercise" arrangements with a brokerage firm under which such brokerage firm, on behalf of the Grantee, shall pay to the Company or its designee the exercise price of the Options being exercised, and the Company or its designee, pursuant to an irrevocable notice from the Grantee, shall promptly deliver the shares being purchased to such firm.

               In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code and any rules or regulations promulgated thereunder, including the requirement that the aggregate Fair Market Value (determined as of date the date of grant) of the Common Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company or any Parent or Subsidiary become exercisable by a Grantee during any calendar year shall not exceed $100,000. To the extent that the limitation set forth in the preceding sentence is exceeded for any reason (including the acceleration of the time for exercise of an Option), the Option with respect to such excess amount shall be treated as a Non-Qualified Stock Option.

               (b) PROCEEDS. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options exercised under the Plan will be used for paid-in capital and for general purposes of the Company.

         2.4 STOCK APPRECIATION RIGHTS IN TANDEM WITH OPTIONS.

               (a) GENERAL PROVISIONS. The Committee may, at the time of grant of an Option, grant Tandem SARs with respect to all or any portion of the shares of Common Stock covered by such Option. The exercise price per share of Common Stock of a Tandem SAR shall be fixed in the Award Agreement and shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date that the Option to which it relates is granted. A Tandem SAR may be exercised at any time, and only to the extent, that the Option to which it relates is then exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall terminate to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the term of the related Option shall be automatically exercised on such date for cash without any action by the Grantee.

               (b) EXERCISE. Upon exercise of a Tandem SAR the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date the Tandem SAR is exercised over the exercise price per share of the Option to




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which the Tandem SAR relates. Any amount payable in respect of the Tandem SAR shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 calendar days after the Tandem SAR is exercised.

         2.5 STAND-ALONE SARS.

               (a) GRANT. In its discretion, the Committee may grant a Stock Appreciation Right to an Employee independently of any other Incentive Award, which shall become exercisable pursuant to the terms of the Award Agreement.

               (b) EXERCISE. Upon exercise of a Stand-alone SAR, the holder shall be entitled to payment of an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of grant (specified in the Award Agreement) (the "Base Price") and the Fair Market Value of a share of Common Stock on the date the SAR is exercised multiplied by the number of shares with respect to which the SAR relates. Notwithstanding the prior sentence, if an SAR is granted in substitution for an Option, the Base Price shall be any amount greater than or equal to 100% of the Fair Market Value of a share of Common Stock on the date that the Option for which the SAR is being granted in substitution therefor was granted. Any amount payable in respect of the SAR shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 calendar days after the SAR is exercised.


               SECTION 3. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

         3.1 AWARD OF RESTRICTED STOCK.

               (a) GRANT. In consideration of the performance of services by the Grantee, shares of Restricted Stock may be awarded under this Plan by the Committee on such terms and conditions and with such restrictions as the Committee may from time to time approve, all of which may differ with respect to each Grantee. Such Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee shall determine.

               (b) IMMEDIATE TRANSFER WITHOUT IMMEDIATE DELIVERY OF RESTRICTED STOCK. Each Restricted Stock Award will constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Grantee in consideration of the performance of services, entitling such Grantee to all voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each Restricted Stock Award may limit the Grantee's dividend rights during the Restriction Period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer. Shares of Common Stock awarded pursuant to a grant of Restricted Stock will be held by the Company, or in trust or in escrow or similar arrangement pursuant to an agreement satisfactory to the Committee, as determined by the Committee, until such time as the restrictions on transfer have expired. Any such trust, escrow or similar arrangement shall not be insulated from the claims of the general creditors of the Company in the event of bankruptcy or insolvency of the Company.

         3.2 AWARD OF RESTRICTED STOCK UNITS The Committee may, in its discretion, grant to any Employee or Non-Employee Director an Incentive Award of Restricted Stock Units, for services rendered or to be rendered or in lieu of other compensation, consistent with other applicable terms of this Plan, may permit a Grantee to irrevocably elect to defer by means of Restricted Stock Units or receive in Restricted Stock Units all or a portion of any Incentive Award hereunder, or may grant Restricted Stock Units in lieu of, in exchange for or in addition to any other Incentive Award under this Plan. The specific terms relating to each Restricted Stock Unit grant or election shall be set forth in or pursuant to the applicable Award Agreement and any relevant Company deferred compensation plan, in form substantially as approved by the Committee. Restricted Stock Units are not outstanding shares and do not entitle a Grantee to any dividend, voting or other rights in respect of any Common Stock represented thereby or acquired thereunder. Restricted Stock Units may, by express provision in the applicable Award Agreement, entitle a Grantee to dividend equivalent rights as determined by the Committee.

         3.3 RESTRICTIONS.

               (a) RESTRICTIVE CONDITIONS. Restricted Stock and Restricted Stock Units awarded to a Grantee shall be subject to the following restrictions as applicable until the expiration of the Restriction Period: (i) the shares of Common Stock included in the Restricted Stock Award shall be subject to one or more restrictions, including without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and regulations promulgated thereunder, and the restrictions on transferability set forth in Section 6.2; (ii) unless otherwise approved by the Committee or provided for in the Restricted Stock Award or Restricted Stock Unit Award, to the extent that the shares of Restricted Stock and the rights in respect of Restricted Stock Units remain subject to restrictions at such time as the Grantee ceases to be employed by the Company or ceases to provide services to the Company as a director, such shares shall be forfeited and all rights of the Grantee to such shares and the Restricted Stock Units shall terminate without further obligation on the part of the Company upon such termination of employment or cessation of services; and (iii) Restricted Stock and Restricted Stock Units may be subject to any other restrictions that the Committee may determine in advance are necessary or appropriate.

               (b) FORFEITURE. If for any reason, the restrictions imposed by the Committee upon Restricted Stock or Restricted Stock Units are not satisfied at the end of the Restriction Period, any Restricted Stock or Restricted Stock Units remaining subject to such restrictions shall thereupon be forfeited by the Grantee and, in the case of Restricted Stock, reacquired by the Company.

               (c) REMOVAL OF RESTRICTIONS. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the applicable date of grant, such action is appropriate.

         3.4 RESTRICTION PERIOD. The Restriction Period of Restricted Stock and Restricted Stock Units shall commence on the date of grant and shall be established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock Award or Restricted Stock Unit Award; provided, however, that Restricted Stock and Restricted Stock Units shall vest and restrictions shall lapse no earlier than three years after the date of grant unless (1) the Restricted Stock or Restricted Stock Units are granted to a person in connection with the commencement of his or her employment with the Company or (2) the vesting of the Restricted Stock or Restricted Stock Units is accelerated as a result of the Grantee's death, Disability, normal retirement, involuntary termination or upon a change in control (as such terms are defined in the applicable Award Agreement). Notwithstanding the prior sentence, the restriction set forth in the proviso and clauses (1) and (2) of the prior sentence shall not apply if the Restricted Stock and Restricted Stock Units are granted as payment in lieu of compensation that would otherwise have been payable to a Grantee in cash.

         3.5 DELIVERY OF SHARES OF COMMON STOCK. Subject to Section 7.6, at the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restriction Period has expired with all restrictions thereon having been satisfied shall be delivered without charge to the Grantee, or his personal representative, free of all restrictions under the Plan.

         3.6 PAYOUT OF RESTRICTED STOCK UNITS. The Committee in the applicable Award Agreement or the relevant Company deferred compensation plan may permit the Grantee to elect the form and time of payout of vested Restricted Stock Units on such conditions or subject to such procedures as the Committee may impose, and may permit Restricted Stock or Restricted Stock Unit offsets or other provision for payment of any applicable taxes that may be due on the crediting, vesting or payment in respect of the Restricted Stock Units.

           SECTION 4. PERFORMANCE BASED AWARDS AND STOCK BONUS GRANTS

         4.1 PERFORMANCE BASED AWARDS .

               (a) GRANT. The Committee is authorized to grant performance based awards within the meaning of 162(m) of the Code to Employees in the form of Performance Units and Performance Shares ("PERFORMANCE-BASED AWARDS"). The Committee may make grants of Performance Units or Performance Shares in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Units or Performance Shares and the contingent value of any Performance Units or Performance Shares, which may vary depending on the degree to which performance objectives established by the committee are met.

               (b) PERFORMANCE CRITERIA. The vesting of Performance-Based Awards shall depend on the Company's achievement of pre-established performance goals. Such performance goals shall be based on the Company's performance on a consolidated, segment, subsidiary, division, station or business unit basis or any combination thereof with reference to revenue growth, net earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, earnings per share, profit returns and margins, stock price, working capital or cost containment or reduction, or any combination thereof (the "BUSINESS CRITERIA"). Performance goals may reflect absolute entity performance or a relative comparison of entity performance of a peer group of entities or other external measure of the selected Business Criteria. The applicable Business Criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may be not less than one nor more than 10 years.

               (c) TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS. At the beginning of each Performance Period, the Committee shall (i) determine the value of a Performance Unit or the number of shares under a Performance Share grant relative to performance objectives; and (iii) notify each Grantee in writing of the established performance objectives and minimum, target, and maximum Performance Unit or Share value for such Performance Period.

               (d) MODIFICATION. The Committee, in its sole discretion, may adjust or modify performance targets and objectives to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set.

               (e) PAYMENT. The basis for payment of Performance Units or Performance Shares for a given Performance Period shall be the achievement of those financial and non-financial performance objectives determined by the Committee at the beginning of the Performance Period. If minimum performance is not achieved for a Performance Period, no payment shall be made and all contingent rights shall cease. If minimum performance is achieved or exceeded, the value of a Performance Unit or Performance Share shall be based on the degree to which actual performance exceeded the pre-established minimum performance standards, as determined by the Committee. The amount of payment shall be determined by multiplying the number of Performance Units or Performance Shares granted at the beginning of the Performance Period by the final Performance Unit or Performance Share value. Once the Committee has certified that the material terms of the Performance-Based Award were satisfied, payments shall be made, in the discretion of the Committee, solely in cash or Common Stock, or a combination of cash and Common Stock following the close of the applicable Performance Period.

         4.2 GRANTS OF STOCK BONUSES The Committee may grant a Stock Bonus to any Grantee to reward exceptional or special services, contributions or achievements, or issue Common Stock for past services in the ordinary course, the value of which shall be determined by the Committee, in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares so awarded shall be determined by the Committee. The Stock Bonus may be granted independently or in lieu of a cash bonus.

                     SECTION 5. NON-EMPLOYEE DIRECTOR AWARDS

               5.1 GENERAL PROVISIONS. The Committee is authorized to grant Non-Employee Directors Options in accordance with the terms and conditions pursuant to Section 2, Restricted Stock and Restricted Stock Units in accordance with the terms and conditions pursuant to Section 3 and Stock Bonuses in accordance with the terms and conditions pursuant to Section 4.2 of the Plan. Any such Incentive Awards will be subject to such additional terms and conditions contained in the applicable Award Agreement, not inconsistent with the provisions of the Plan, as the Committee shall determine.

              SECTION 6. PROVISIONS RELATING TO PLAN PARTICIPATION

         6.1 PLAN CONDITIONS.

               (a) AWARD AGREEMENT. Each Grantee to whom an Incentive Award is granted under the Plan shall be required to enter into an Award Agreement with the Company in a form provided by the Committee, which shall contain certain specific terms, as determined by the Committee, with respect to the Incentive Award and shall include provisions that the Grantee (i) shall not disclose any trade or secret data or any other confidential information of the Company acquired during employment by the Employer, or service as a director, or after the termination of employment or service, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, and (iii) shall not interfere with the employment of any Company employee.

               An Incentive Award may include a non-competition agreement with respect to the Grantee and/or such other terms and conditions, including, without limitation, rights of repurchase or first refusal, not inconsistent with the Plan, as shall be determined from time to time by the Committee.

               (b) NO RIGHT TO EMPLOYMENT. Nothing in the Plan, Award Agreement or any instrument executed pursuant to the Plan shall (1) with respect to an Employee, create any employment rights (including without limitation, rights to continued employment) in any Grantee or affect the right of the Company to terminate the employment of any Grantee at any time for any reason whether before the exercise date of any Option or during the Restriction Period of any Restricted Stock or Restricted Stock Units or during the Performance Period of any Performance Unit or Performance Share or (2) with respect to a Non-Employee Director, give the Non-Employee Director any right to employment by the Company or create any implication that the Non-Employee Director is an employee.

               (c) SECURITIES REQUIREMENTS. No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law or regulation described in the second preceding sentence.

         6.2 TRANSFERABILITY.

               (a) LIMITS ON EXERCISE AND TRANSFER. Unless otherwise expressly provided in this Section 6.2, by applicable law or by the Award Agreement, as the same may be amended, Incentive Awards are non- transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

               (b) EXCEPTIONS FOR INCENTIVE AWARDS. The Committee may permit Incentive Awards to be transferred to and exercised by and paid to certain persons or entities related to the Grantee, including but not limited to members of the Grantee's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Grantee's family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Restricted Stock Awards shall be subject to any and all additional transfer restrictions under the Internal Revenue Code.

               (c) FURTHER EXCEPTIONS TO LIMITS ON EXERCISE AND TRANSFER. The exercise and transfer restrictions in this Section 6.2 shall not apply to:

                           (i) transfers to the Company,

                           (ii) the designation of a beneficiary to receive
                  benefits in the event of the Grantee's death or, if the Grantee has died, transfers to or exercise by the Grantee's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; provided that, no transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Grantee's will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

                           (iii) transfers pursuant to a domestic relations
                  order,

                           (iv) permitted transfers or exercises on behalf of
                  the Grantee by his or her legal representative, if the Grantee has suffered a Disability, or

                           (v) the authorization by the Committee of "cashless
                  exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Incentive Awards consistent with applicable laws and the express authorization of the Committee.

               (d) ABILITY TO EXERCISE RIGHTS. Only the Grantee or his guardian (if the Grantee incurs a Disability), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Grantee's estate, or the person or persons to whom the Grantee's rights under any Incentive Award will pass by will or the laws of descent and distribution, shall be deemed to be the beneficiary or beneficiaries of the rights of the Grantee hereunder and shall be entitled to exercise such rights as are provided hereunder.

         6.3 RIGHTS AS A STOCKHOLDER. Except as otherwise provided in any Award Agreement, a Grantee or a transferee of such Grantee shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes a holder of record of such Common Stock. Except as otherwise provided in Section 6.5, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such shares are issued.

         6.4 LISTING AND REGISTRATION OF SHARES OF COMMON STOCK. Prior to issuance and/or delivery of shares of Common Stock, Grantees shall consult with representatives of Santa Fe International Corporation, as appropriate, regarding compliance with laws, rules, regulations and Company policy that apply to such shares. If the Company determines that such action is desirable, the Company shall postpone the issuance and/or delivery of the affected shares of Common Stock upon any exercise of an Incentive Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules, regulations and Company policy. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Incentive Award to comply with any law, rule or regulation described in the immediately preceding sentence.

         6.5 CHANGE IN STOCK AND ADJUSTMENTS.

               (a) CHANGES IN CAPITALIZATION. If the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of the Company as an entirety; then, for all purposes, references herein to Common Stock, Restricted Stock or Restricted Stock Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive aforementioned event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Common Stock, Restricted Stock or Restricted Stock Units.

               (b) CHANGES IN LAW OR CIRCUMSTANCES. In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include without limitation changes with respect to (i) the aggregate number of shares that may be issued under the Plan, (ii) the number of shares subject to Incentive Awards and (iii) the price per share for outstanding Incentive Awards. The Committee shall give notice to each Grantee, and upon notice such adjustment shall be effective and binding for all purposes of the Plan.

         6.6 EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICES. The Committee shall establish in respect of each Incentive Award granted to a Grantee the effect of a termination of employment or services as a director on the rights and benefits thereunder and in so doing may make distinctions based on the cause of termination; which provisions shall be contained in the applicable Award Agreement.

         6.7 CHANGES IN CONTROL. The Committee shall establish in respect of each outstanding Incentive Award granted to a Grantee the effect of a change in control of the Company on the rights and benefits thereunder; which provisions shall be contained in the applicable Award Agreement.


                            SECTION 7. MISCELLANEOUS

         7.1 AMENDMENTS TO INCENTIVE AWARDS. The Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Incentive Award theretofore granted, prospectively or retroactively, with the consent of any relevant Grantee.

         7.2 EXCHANGE OF INCENTIVE AWARDS. The Committee may, in its discretion and subject to Section 1.4(c)(ii), permit Grantees under the Plan to surrender outstanding Incentive Awards in order to exercise or realize the rights under other Incentive Awards, or in exchange for the grant of new Incentive Awards or require holders of Incentive Awards to surrender outstanding Incentive Awards as a condition precedent to the grant of new Incentive Awards.

         7.3 FINANCING. The Company may extend and maintain, or arrange for the extension and maintenance of, financing to any Grantee to purchase shares pursuant to exercise of an Incentive Award or to satisfy any tax withholding obligations on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by the Company, the Committee shall, among other factors, consider the cost to the Company of any financing extended by the Company.

         7.4 EFFECTIVE DATE AND GRANT PERIOD. This Plan shall become effective at the Effective Time. Unless sooner terminated by the Board, the Plan shall terminate on the 10th anniversary of the Effective Time. After the termination of the Plan, no Incentive Awards may be granted under the Plan, but previously granted Incentive Awards shall remain outstanding in accordance with their applicable terms and conditions.

         7.5 FUNDING. Except as provided under Section 3, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Grantee any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Grantee with any rights that are greater than those of a general creditor of the Company. Grantees shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation for the performance of services, they shall have the same rights as other employees under applicable law. However, the Company may establish a "Rabbi Trust" for purposes of securing the payment pursuant to a change in control of the Company.

         7.6 WITHHOLDING TAXES. The Company shall have the right to (i) make deductions from any settlement of an Incentive Award made under the Plan, including the delivery of shares, or require shares or cash or both to be withheld from any Incentive Award, in each case in an amount sufficient to satisfy the withholding of any federal, state or local taxes required by law, or
(ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock, as of the delivery of shares or payment of cash in satisfaction of the applicable Incentive Award.

         7.7 CONFLICTS WITH PLAN. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

         7.8 NO GUARANTEE OF TAX CONSEQUENCES. Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

         7.9 SEVERABILITY. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

         7.10 GENDER, TENSE AND HEADINGS. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

         7.11 AMENDMENT AND TERMINATION.

               (a) BOARD AND COMMITTEE ACTION. The Plan may be amended or terminated at any time by the Board by the affirmative vote of a majority of the members in office. Notwithstanding the foregoing, the Compensation Committee of the Board may amend the Plan by its own action if any such amendment is necessary for the Plan to meet applicable legal requirements or if the amendment does not materially increase the Plan costs nor substantially modify the eligibility, vesting or benefit provisions of the Plan. The Plan, however, shall not be amended, without prior written consent of each affected Grantee if such amendment or termination of the Plan would adversely affect any material vested benefits or rights of such person.

               (b) SHAREHOLDER APPROVAL. Any amendment to the Plan to increase the number of shares available for issue or transfer pursuant to Section 1.4, or to the extent then required under Sections 422 or 424 of the Code or any other applicable law, or deemed necessary or advisable by the Board, shall be subject to shareholder approval and such consent as may be required under the Intercompany Agreement and/or the Company's Articles of Association.

         7.12 SECTION 280G PAYMENTS. Except as otherwise provided in an Executive Severance Agreement between the Company and any Grantees, the Committee may establish with respect to an Incentive Award or Incentive Awards granted to a Grantee, a limit on the amount payable in respect of such Incentive Award or Incentive Awards to the extent that any such payment would be considered an "excess parachute payment" under Section 280G of the Code, which provisions shall be contained in the applicable Award Agreement.

         7.13 GOVERNING LAW. The Plan shall be construed in accordance with the laws of the State of Texas, except as superseded by federal law, and in accordance with applicable provisions of the Code and regulations or other authority issued thereunder by the appropriate governmental authority.

         IN WITNESS WHEREOF, this Plan has been executed as of the 15th day of May, 2001.

                               SANTA FE INTERNATIONAL CORPORATION


                               By: /s/ Cary A. Moomjian, Jr.
                                  ----------------------------------------------
                                  Cary A. Moomjian, Jr.
                                  Vice President, General Counsel and Secretary